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                        AMENDED AND RESTATED RULE 18F-3
                               MULTIPLE CLASS PLAN

         THIS RULE 18F-3 MULTIPLE CLASS PLAN, adopted on ___________ , __, and last amended and restated on ___________, __, and adopted by the funds listed on Schedule A, as such schedule may be amended from time to time, each a Wisconsin corporation or a Delaware trust (individually, "Fund" and, collectively, Funds").

                             PRELIMINARY STATEMENTS

          A. The Fund engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 ("1940 Act").

          B. The Fund is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares (individually, "Fund" and collectively, "Funds").

          C. The Fund, on behalf of the Fund, employs Strong Capital Management, Inc. ("SCM") as its investment adviser, Strong Investor Services, Inc. as its administrator and transfer agent, and Strong Investments, Inc. as distributor of the securities issued by the Fund.

                             FEATURES OF THE CLASSES

          The Fund shall offer from time to time, at the discretion of the Board, up to nine classes of shares: Class A shares, Class B shares, Class
C shares, Class K shares, Class L shares, Class Z shares, Investor Class shares, Advisor Class shares, and Institutional Class shares. Shares of each Class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses, as defined below, which may differ between Classes; (c) each Class shall have exclusive voting rights on any matter, such as a plan of distribution adopted pursuant to Rule 12b-1 ("Distribution Plan") or a service agreement relating to a Class, submitted to shareholders that relates solely to such Class; (d) the Classes shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, each Class shall have the features described below.

                             DISTRIBUTION STRUCTURE

As discussed more fully in the relevant Prospectus(es), each Class of shares shall have the following distribution structure.

          A. CLASS A SHARES. Class A shares shall be sold subject to a front-end sales charge, with scheduled variations in the level of the sales charge depending on the amount invested; an annual fee paid pursuant to Rule 12b-1; and in some cases a contingent deferred sales charge ("CDSC") or a redemption fee.


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             B. CLASS B SHARES. Class B shares shall be sold subject to an annual fee paid pursuant to Rule 12b-1 and a CDSC.

             C. CLASS C SHARES. Class C shares shall be sold subject to an annual fee paid pursuant to Rule 12b-1 and a CDSC.

             D. CLASS K SHARES. Class K shares shall be offered to certain groups of investors (as disclosed in the Prospectus) at their then current net asset value ("NAV") without the imposition of an initial sales charge or a CDSC. Class K shares may, if subject to a properly adopted Distribution Plan, be subject to an annual fee paid pursuant to Rule 12b-1.

             E. CLASS L SHARES. Class L shares shall be sold subject to a front-end sales charge, without scheduled variations in the level of the sales charge; an annual fee paid pursuant to Rule 12b-1; and a CDSC.

             F. CLASS Z SHARES. Class Z shares shall be offered to certain groups of investors (as disclosed in the Prospectus) at their then-current NAV without the imposition of an initial sales charge or a CDSC. Class Z shares may, if subject to a properly adopted Distribution Plan, be subject to an annual fee paid pursuant to Rule 12b-1.

             G. INVESTOR CLASS SHARES. Investor Class shares shall be offered at their then-current NAV without the imposition of an initial sales charge or a CDSC. Investor Class shares may, if subject to a properly adopted Distribution Plan, be subject to an annual fee paid pursuant to Rule 12b-1.

             H. ADVISOR CLASS SHARES. Advisor Class shares shall be sold subject to an annual fee paid pursuant to Rule 12b-1.

             I. INSTITUTIONAL CLASS SHARES. Institutional Class shares shall be offered to institutional investors that meet certain minimum initial investment requirements (as described in the Prospectus) at their then-current NAV without the imposition of an initial sales charge, a CDSC, or an asset-based sales or service fee under a Distribution Plan.

                       ALLOCATION OF INCOME AND EXPENSES.

          A. The NAV of all outstanding shares representing interests in the Fund shall be computed on the same days and as of the same time. For purposes of computing NAV, the gross investment income of the Fund shall be allocated to each Class on the basis of the relative net assets of each Class at the beginning of the day adjusted for capital share activity for each Class as of the prior day as reported by the Fund's transfer agent. Realized and unrealized gains and losses for each Class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each Class of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined below, which shall be allocated more specifically), shall be allocated to each Class based on the relative net assets of each Class at the beginning of the day, adjusted for capital share activity for

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each Class as of the prior day, as reported by the Fund's transfer agent.
Allocated expenses to each Class shall be subtracted from allocated gross income. These expenses include:

     (1) Expenses incurred by the Fund (for example, fees of Directors, auditors, insurance costs, and legal counsel) that are not attributable to the Fund or Class of shares of the Fund ("Fund Level Expenses") and

     (2) Expenses incurred by the Fund that are not attributable to any particular Class of the Fund's shares (for example, advisory fees, custodial fees, banking charges, organizational costs, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

     B. Expenses attributable to a particular Class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Distribution Plan; (ii) transfer agent fees attributable to a specific Class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; (iv) the expense of administrative personnel and services to support the shareholders of a specific Class, including, but not limited to, fees and expenses under an administrative service agreement; (v) litigation or other legal expenses relating solely to one Class; and (vi) Directors' fees incurred as a result of issues relating to one Class. Expenses in category (i) above must be allocated to the Class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(vi) above may be allocated to a Class but only if an officer of the Fund has determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986 ("Code").

     C. Expenses shall be apportioned to each Class of shares depending on the nature of the expense item. Fund Level Expenses and Fund Expenses shall be allocated among the Classes of shares based on their relative NAVs. Approved Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it shall be charged to the Fund for allocation among the Classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one Class of shares shall not be so allocated until approved by the Board of Directors of the Fund in light of the requirements of the 1940 Act and the Code.

                               EXCHANGE PRIVILEGES

Shares of a particular Class of the Fund may be exchanged at their relative NAVs for the same Class of shares of another Strong Fund except as described in the appropriate prospectus(es), or, if the other Strong Fund does not have multiple Classes of shares, the existing shares of the other Strong Fund. Exchanges of a Class of shares of a Strong Fund that does not charge an initial sales load into a Class of shares of another Strong Fund that does charge an initial sales load shall be subject to a sales charge. Exchanges of shares of a Strong Fund subject to an initial sales charge that were held for less than six months for shares of another Strong Fund that charges a lesser initial sales load will be subject to a sales charge equal to the difference between the initial sales charges of the two Strong Funds. Purchases of Fund shares by exchange are subject to the

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same minimum investment requirements and other criteria imposed for purchases made in any other manner.

                               CONVERSION FEATURES

         A. Class B shares shall automatically convert to Class A shares eight years after purchase. Class B shares, however, shall not be so converted if Class A shares are, at the time of conversion subject to a fee paid pursuant to Rule 12b-1 that is higher than Class B's Rule 12b-1.

         B. Effective December 27, 2001, the Advisor Class shares of the Strong Blue Chip Fund shall be converted into Investor Class shares.

         C. Effective December 27, 2001, the Class L shares of the Strong Advisor Aggressive High-Yield Bond Fund, the Strong Advisor Bond Fund, the Strong Advisor Common Stock Fund, the Strong Advisor Endeavor 20 Fund, the Strong Advisor Focus Fund, the Strong Advisor Mid Cap Growth Fund, the Strong Advisor Short Duration Bond Fund, the Strong Advisor Small Cap Value Fund, the Strong Advisor Technology Fund, and the Strong Advisor U.S. Value Fund shall be converted into Class A shares, respectively.

         D. Effective November 30, 2000, the former Investor and Advisor Class shares of the Strong Advisor Bond Fund were converted into Class Z shares and Class A shares, respectively.

         E. Effective October 17, 2001, the former Advisor Class shares of the Strong Municipal Bond Fund, the Strong Short-Term Municipal Bond Fund, the Strong High-Yield Municipal Bond Fund, and the Strong Short-Term High Yield Municipal Fund were converted into Investor Class shares, respectively.

Conversion shall be based on relative NAV and shall be accomplished without the imposition of sales charges or other fees. There shall be no conversion feature associated with any Class of shares other than as described in this section.

                       WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by SCM or any other provider of services to the Fund without the prior approval of the Fund's Board of Directors.

                              EFFECTIVENESS OF PLAN

The Plan shall not take effect until a majority of both (a) the Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) have found that the Plan, including the expense allocation, is in the best interests of each Class individually, and the Fund and the Fund as a whole.



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                             MATERIAL MODIFICATIONS

This Plan may not be amended to materially modify its terms unless such amendment is approved in the manner provided for initial approval as described above.

































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